Exhibit 99.1

Perfect Moment Reports Fiscal Q3 2026 Results

Profitability achieved with third consecutive quarter of gross margin and EBITDA improvement

LONDON—February 12, 2026—Perfect Moment Ltd. (NYSE American: PMNT) (“Perfect Moment” or the “Company”), the high-performance, luxury lifestyle brand that fuses technical excellence with fashion-led designs, reported results for its fiscal third quarter 2026 ended December 31, 2025.

Fiscal Q3 2026 Financial Highlights

●	Revenue was consistent with Q3 FY25 at approximately $11.7 million.
●	Gross margin improved to 64.4%, up from 54.8% in Q3 FY25.
●	Total operating expenses decreased 9.9% to $6.9 million compared to $7.7 million in Q3 FY25.
●	Income from operations improved by approximately $1.9 million to $583,000 compared to a loss from operations of $1.3 million in Q3 FY25.
●	Net income improved by approximately $2.6 million to $93,000, or $0.00 per diluted share, compared to a net loss of $2.5 million, or $(0.15) per diluted share, in Q3 FY25.
●	Adjusted EBITDA improved by $1.6 million to $882,000 compared to an adjusted EBITDA loss of $671,000 in Q3 FY25.

Fiscal First Nine Months 2026 Financial Highlights

●	Revenue up 8.7% to $17.9 million compared to $16.5 million in the year-ago period.
●	Gross margin improved to 62.7%, up from 53.6% in the year-ago period.
●	Total operating expenses decreased 7.7% to $14.8 million compared to $16.1 million in the year-ago period.
●	Loss from operations improved by approximately $3.6 million to $3.6 million compared to $7.2 million in the year-ago period.
●	Net loss improved by approximately $3 million to $5.6 million, or $(0.21) per diluted share, compared to $8.6 million, or $(0.54) per diluted share, in the year-ago period.
●	Adjusted EBITDA loss improved by $3.1 million to $2.5 million compared to $5.6 million in the year-ago period.

Management Commentary

“Our third quarter reflects the transformational work we’ve executed across product, operations, supply chain and financial discipline, and we are clearly seeing these efforts reflected in our results,” said Jane Gottschalk, Co-Founder, Creative Director and President of Perfect Moment. “We delivered our first profitable quarter driven by an improvement of over $2.5 million in net income. Our progress in evolving the brand from a seasonal winter business into a four-season luxury outerwear and lifestyle company is well underway, supported by product diversification and the expansion of our target consumer to include men’s and kids’ collections across the full household. Our results demonstrate that our strategy is working, and our disciplined approach to operations is driving continued momentum as we close fiscal 2026.”

Chath Weerasinghe, Chief Financial and Operating Officer of Perfect Moment, commented: “We delivered solid financial performance, including 9% revenue growth for the nine-month period compared to last year, supported by strong wholesale and partnership revenues. Quarterly gross margins expanded by 960 basis points to 64.4%, reflecting continued progress across product mix elevation, supply-chain optimization and disciplined execution. We are managing costs effectively as part of our restructuring efforts and remain confident in our ability to deliver lasting shareholder value.”

Recent Operational and Strategic Highlights

●	Expansion of European Manufacturing Partnerships: Expanded manufacturing footprint into Europe, materially improving product quality and time-to-market, strengthening long-term brand durability by providing priority access and deeper factory alignment.
●	Global Collaboration with H&M: In early December 2025, the Company launched its global collaboration with H&M, showcasing Perfect Moment’s après-ski offering through H&M’s e-Commerce platform and in 86 high-traffic stores worldwide. The collection performed well and sold out within the first day, significantly expanding brand reach across a broad and aspirational customer base.
●	Physical Retail Footprint Expansion: Opened its first owned retail store in Verbier, Switzerland, and confirmed seasonal pop-up locations in Kitzbühel, Gstaad, Jackson Hole and Aspen, serving as strategically important hubs for high-intent customer acquisition.

Marketing & Brand Highlights

●	Appointment of Sharifa AlSudairi as Brand Ambassador: Appointed Saudi Arabia’s first female Alpine skier as brand ambassador, bringing competitive credibility and a pioneering spirit to the Company’s global community.
●	Launch of Perfect Moment x BWT Alpine F1 Team Winter Capsule: Launched its winter capsule featuring the first-ever fashion campaign filmed inside an active Formula 1 wind tunnel at Alpine’s Enstone facility, blending motorsport engineering with high-performance winter apparel.

Fiscal Q3 and First Nine Months 2026 Financial Summary

Third quarter total net revenue was consistent compared to the year-ago quarter at approximately $11.7 million. For the first nine months of fiscal 2026, total net revenue was $17.9 million, an increase of 8.7% compared to $16.5 million in the same comparable year-ago period. The increase was driven by a stronger wholesale order book and improved operational execution, enabling more efficient fulfillment and shipping timing compared to the prior period.

Third quarter eCommerce net revenue decreased 21% to $2.9 million compared to $3.7 million in the year-ago quarter. For the first nine months of fiscal 2026, eCommerce net revenue decreased 21.8% to $4.5 million compared to $5.8 million in the same comparable year-ago period. The decreases reflect the Company’s strategic shift away from discounted online sales as it transitions toward a full-price brand model.

Third quarter wholesale revenue increased 15.4% to $8.5 million compared to $7.3 million in the year-ago quarter. For the first nine months of fiscal 2026, wholesale revenue increased 28.4% to $12.9 million compared to $10.1 million in the same comparable year-ago period.

Third quarter gross profit increased 17.5% to $7.5 million compared to $6.4 million in the year-ago quarter. Third quarter gross margins were 64.4% compared to 54.8% in the year-ago quarter. For the first nine months of fiscal 2026, gross profit increased 27.2% to $11.2 million compared to $8.8 million in the same comparable year-ago period. During the same period, gross margins were 62.7% compared to 53.6%. The increases primarily reflect favorable channel mix, which includes growth in higher-margin revenue streams, and the Company’s ongoing focus on pricing and supply chain discipline.

Third quarter total operating expenses decreased 9.9% to $6.9 million from $7.7 million in the year-ago quarter. For the first nine months of fiscal 2026, total operating expenses decreased 7.7% to $14.8 million from $16.1 million in the same comparable year-ago period. The decreases were driven by continued cost discipline and the timing of marketing initiatives more evenly phased throughout the year.

Third quarter income from operations improved by approximately $1.9 million to $583,000 compared to a loss from operations of $1.3 million in the year-ago quarter. For the first nine months of fiscal 2026, loss from operations improved by approximately $3.6 million to $3.6 million compared to $7.2 million in the same comparable year-ago period.

Third quarter net income was $93,000, or $0.00 per diluted share, compared to a net loss of $2.5 million, or $(0.15) per diluted share, in the year-ago quarter. For the first nine months of fiscal 2026, net loss was $5.6 million, or $(0.21) per diluted share, compared to a net loss of $8.6 million, or $(0.54) per diluted share, in the same comparable year-ago period.

Third quarter adjusted EBITDA improved by $1.6 million to $882,000 compared to an adjusted EBITDA loss of $671,000 in the year-ago quarter. For the first nine months of fiscal 2026, adjusted EBITDA loss improved by $3.1 million to $2.5 million compared to $5.6 million in the same comparable year-ago period. The improvements in adjusted EBITDA were primarily driven by the aforementioned increase in gross profit, warehouse efficiencies and better cost control across distribution activities.

Balance Sheet Highlights

The Company’s liquidity position at December 31, 2025, reflects accounts receivable of $5.1 million compared to $4.8 million at September 30, 2025. This increase primarily reflects a timing difference in customer payments. This balance is trending down in the fiscal fourth quarter as payments are received, supporting overall liquidity in the current fiscal period.

Inventory of $4.6 million remains consistent with the same period last year. With Q4 representing Perfect Moment’s largest direct-to-consumer quarter, the Company believes it is well positioned to execute against anticipated demand.

Short-term borrowing facilities outstanding as of March 31, 2025, were fully repaid during the third quarter of fiscal 2026. In the second quarter of fiscal 2026, the Company secured a long-term debt facility that lowered interest expenses and further strengthened the Company’s balance sheet.

Conference Call

The Company will hold a conference call today at 8:00 a.m. Eastern time to discuss its fiscal third quarter 2026 results.

Date: Thursday, February 12, 2026

Time: 8:00 a.m. Eastern time

Toll-free dial-in number: 1-877-407-9716

International dial-in number: 1-201-493-6779

Conference ID: 13757770

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Events section of the Perfect Moment investor relations website here.

A replay of the conference call will be available after 11:00 a.m. Eastern time on the same day through Thursday, February 26, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13757770

About Perfect Moment Ltd.

Founded in Chamonix, France, Perfect Moment is a luxury outerwear and activewear brand that merges alpine heritage with fashion-forward performance. Known for its technical excellence, bold design, and versatile pieces that transition seamlessly from slopes to city, the brand is worn by athletes, tastemakers, and celebrities worldwide. Perfect Moment is traded on the NYSE American under the ticker symbol PMNT. Learn more at www.perfectmoment.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ from those contained in the forward-looking statements, include those risks and uncertainties described more fully in the sections titled “Risk Factors” in our Form 10-K for the fiscal year ended March 31, 2025, filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release are made as of this date and are based on information currently available to us. We undertake no duty to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

PERFECT MOMENT LTD AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Nine Months Ended December 31, 2025	Nine Months Ended December 31, 2024

Revenues, net:	$11,656	$11,658	$17,891	$16,466
Cost of sales	4,148	5,269	6,674	7,647
Gross profit	7,508	6,389	11,217	8,819
Operating expenses:
Selling, general and administrative expenses	5,639	6,649	12,649	13,871
Marketing and advertising expenses	1,286	1,034	2,177	2,192
Total operating expenses	6,925	7,683	14,826	16,063
Income (loss) from operations	583	(1,294)	(3,609)	(7,244)
Interest expense	(455)	(1,046)	(1,963)	(1,241)
Foreign currency transaction (loss)/gain	(35)	(142)	6	(129)
Total other expense, net	(490)	(1,188)	(1,957)	(1,370)
Net income (loss)	$93	$(2,482)	$(5,566)	$(8,614)
Dividends on Series AA Convertible Preferred Stock	(161)	-	(481)	-
Net income (loss) attributable to common shareholders, basic and diluted	$(68)	$(2,482)	$(6,047)	$(8,614)
Basic and diluted income (loss) per share attributable to common shareholders	$0.00	$(0.15)	$(0.21)	$(0.54)
Basic and diluted weighted-average number of shares outstanding	35,221,933	16,177,559	29,170,240	15,869,964
Other comprehensive income (losses):
Net income (loss)	$93	$(2,482)	$(5,566)	$(8,614)
Foreign currency translation gain (loss)	89	(28)	(45)	(21)
Comprehensive income (loss)	$182	$(2,510)	$(5,611)	$(8,635)

PERFECT MOMENT LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2025	March 31, 2025
	unaudited
Assets
Current assets:
Cash and cash equivalents	$1,567	$6,159
Restricted cash	-	1,350
Accounts receivable, net	5,125	886
Inventories, net	4,593	1,567
Prepaid and other current assets	1,965	2,812
Total current assets	13,250	12,774
Long term assets:
Operating lease right of use assets	18	44
Property and equipment, net	421	483
Other non-current assets	107	36
Total assets	$13,796	$13,337
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade payables	$3,659	$2,594
Accrued expenses	3,760	4,233
Trade finance facility	-	2,495
Short-term borrowings, net	-	1,851
Note payable - related party, current, net	3,319	-
Operating lease obligations	16	44
Deferred revenue	380	264
Total current liabilities	11,134	11,481
Long term liabilities:
Note payable - related party, long-term, net	1,605	-
Total liabilities	12,739	11,481
Shareholders’ equity:
Series AA convertible preferred stock, $0.0001 par value, 1,800,000 shares authorized; 924,921 shares issued and outstanding as of December 31, 2025 and March 31, 2025	-	-
Common stock; $0.0001 par value; 100,000,000 shares authorized; 35,412,694 and 19,291,000 shares issued and outstanding as of December 31, 2025 and March 31, 2025, respectively	3	2
Additional paid-in capital	71,604	66,793
Accumulated other comprehensive loss	(68)	(23)
Accumulated deficit	(70,482)	(64,916)
Total shareholders’ equity	1,057	1,856
Total Liabilities and Shareholders’ Equity	$13,796	$13,337

Use Of Non-GAAP Measures

In addition to our results under generally accepted accounted principles (“GAAP”), we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, financing costs and changes in fair value of derivative liability.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations in that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA

	Three months ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024

Net income (loss), as reported	$93	$(2,482)	$(5,566)	$(8,614)
Adjustments:
Interest expense	455	1,046	1,963	1,241
Stock compensation expense	145	386	391	1,098
Amortization of stock-based marketing services	116	308	455	419
Depreciation and amortization	73	71	272	282
Total EBITDA adjustments	789	1,811	3,081	3,040
Adjusted EBITDA	$882	$(671)	$(2,485)	$(5,574)

We present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts, and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
●	Adjusted EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and the Adjusted EBITDA does not reflect any cash requirements for such replacements.

Contacts

Investor Relations Contact:

Gateway Group

Cody Slach, Greg Robles

949.574.3860

PMNT@gateway-grp.com

Press Contact:

press@perfectmoment.com